Encision Names Patrick Pace, M.D. Chairman of the Board

BOULDER, Colo., Aug. 12, 2013 /PRNewswire/ -- Encision Inc. (ECIA:PK), a medical device company owning patented surgical technology that prevents stray electrosurgical burns in minimally invasive surgery, today announced that Patrick Pace, M.D, was named as Encision's non-executive Chairman of the Board. Dr. Pace has been a director of Encision's board since April 2012 and has served, and will continue to serve, on the nominating committee.

"Pat's medical insight, investment community expertise and leadership skills are very valuable to Encision, our shareholders and our employees," said Fred Perner, Encision's CEO.

"I am honored to be named chairman of Encision's board," said Dr. Pace. "Encision's technology and innovation in the medical device industry prevent stray electrosurgical burns that help save patient's lives, and does so in a cost-effective manner in today's changing healthcare environment."

Dr. Pace is an Advisor to EDG Partners, a healthcare focused private equity firm. Dr. Pace's background includes over 10 years of financial experience in the healthcare sector. From 2009 to 2011, he was a Managing Director at Citadel Securities, where he was part of the inaugural team that helped launch the firm's investment banking and credit sales and trading efforts. In this capacity, he provided credit analysis for the healthcare sector. From 2006 to 2009, he was a Vice President at AIG Investments, where he focused on healthcare investments in the high yield bond market. From 2001 to 2006, Dr. Pace held various positions at UBS, including serving as Senior Analyst in equity research covering the medical device sector from 2003 to 2006. Dr. Pace also serves as Chairman of the board of directors for Nanospectra Biosciences, Inc., a privately held medical device company. Dr. Pace holds an M.D. from the University of Texas Medical School – Houston and a B.A. (Honors in Psychology) from Vanderbilt University.

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2013 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com